EXHIBIT 10(iii)(A)(3)


On September 1, 1997, Alex. Brown Incorporated was acquired by
Bankers Trust New York Corporation (the "Corporation") and the
Corporation assumed the obligations under the following
Agreement.


SPLIT-DOLLAR INSURANCE AGREEMENT


This Agreement is made as of this _____ day of _______________________ between Alex. Brown & Sons Incorporated, a Maryland corporation with offices at 135 East Baltimore Street, Baltimore, Maryland 21202 (the "Corporation"), and
___________________________________ (the "Employee").

WHEREAS the Corporation and the Employee wish to become co-owners of one or more life insurance policies on the Employee's life (the "Policies") to be issued hereunder by Confederation Life Insurance Company or such other insurance company as shall be mutually determined by the Corporation and the Employee ("Insurer").

NOW, THEREFORE in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration had and received, the parties agree as follows:


ARTICLE I.

Acquisition of Insurance

A. The Corporation and the Employee have applied to Insurer for a limited payment whole life policy on the Employee's life
(hereinafter called "Initial Policy") in an amount sufficient to provide a death benefit equal to $600,000 (the "Target Benefit").

B. The Corporation and the Employee acknowledge that the Corporation shall have the right, for such reasons as the Corporation deems appropriate, in its sole discretion, to elect not to pay any premiums due on any of the Policies. The Employee agrees that neither the Employee, any beneficiary designated by the Employee, nor the Employee's estate will have any claim against the Corporation or any Insurer (including CLIC) as a consequence of any exercise by the Corporation of its aforementioned right.

C. The Corporation and the Employee will use reasonable efforts to cause the aforementioned Policies to be issued. When issued,
(i) the policy number; (ii) the issue date; and (iii) the face amount of the policy will be recorded on Schedule A, attached hereto. All such Policies will then be subject to the terms of this Agreement.


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ARTICLE II.

Ownership of Insurance and Designation of Beneficiary

     If the proceeds of the Policies shall become payable by reason of the Employee's death, it is agreed that the Insurer will pay the policy proceeds in the following manner:

A. The Target Benefit of the Policies' proceeds will be paid to the beneficiary designated by the Employee pursuant to the Insurer's Designation of Beneficiary and Ownership Rights form.

B. The remainder of the Policies' proceeds shall be paid to the Corporation.

     While the Employee is living, the Employee shall have the right to change and successively change the beneficiary(ies) designated under paragraph A above by executing a new beneficiary designation form in use by the Insurer from time to time. While the Employee is living, the Corporation, its successors or assigns, alone shall have the right to change and successively change the beneficiary designated under subparagraph B above.
The Corporation and the Employee agree to take whatever steps are necessary, including filing documents requested by the Insurer, to effectuate the intent of this Agreement.


ARTICLE III.

Payment of Premiums on Policy

A. Subject to Article I, paragraph B, the Corporation will pay the full amount of each annual premium due pursuant to the terms of the Policies on the date each such premium is due through the anticipated pay period for each policy. If dividends and paid-up whole life insurance additions are insufficient to cover premiums due after the anticipated pay period, premiums may be paid pursuant to Article IV.

B. The Employee agrees that the Employee will pay to the Corporation, as the Employee's share of the first five annual premiums paid by the Corporation, an amount as indicated on Schedule B, attached hereto. Following payment of the first five annual premiums due on each policy, the Corporation and the Employee shall authorize the Insurer to apply current and accumulated policy dividends, as well as the value of any Increasing Whole Life Rider forming part of the Policies, to pay the entire annual premium to the Insurer due for each year thereafter.


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ARTICLE IV.

Dividends and Policy Loans

A. At the option of the Corporation, any dividends declared by the Insurer on any Policies issued hereunder may be applied either (i) to purchase additional paid up insurance on the life of the Employee, or (ii) to reduce that portion of the premiums owed by the Corporation on any Policies with respect to which such dividend is declared or on any other Policies issued on the Employee's life pursuant to this Agreement. In addition, the Corporation shall have the right at any time to surrender existing paid-up dividend whole life insurance additions in order to reduce premiums on any Policies issued hereunder.

B. The Employee hereby consents to and agrees that the Corporation, without notice to the Employee, may obtain policy loans in any amount which shall not exceed the amount of the "net premium outlay" as defined in Article V, paragraph A. Such loans may be obtained from the Insurer or from others. The Employee will execute and deliver any documents reasonably required by any lender to evidence such loans. Interest on any such loans paid by the Corporation shall be recovered by the Corporation as if such interest (including compounded interest) was part of the "net premium outlay" as defined in Article V, paragraph A.

     The decision as to whether or not to obtain policy loans is at the sole option of the Corporation. Nothing in this section shall limit the Corporation's right pursuant to Article I, paragraph B, to let the Policies be cancelled for failure to pay premiums.


ARTICLE V.

Recovery by Corporation of its Premium Outlay

A. For purposes of this Agreement, "net premium outlay" means the sum of the total annual premiums paid by the Corporation on any Policies issued hereunder plus any interest (including compounded interest) paid by the Corporation on account of loans obtained for the purpose of paying premiums beyond the anticipated pay period, less amounts paid by the Employee pursuant to Article III.

B. If any Policies issued hereunder are cancelled during the Employee's lifetime for any reason within five (5) years from the date hereof, then, except as provided in Article XI, the entire cash surrender value accrued under any such Policies shall be paid to the Corporation in satisfaction of the amount of the Corporation's net premium outlay even if the amount of such cash surrender value exceeds said premium outlay. If the cash surrender value paid to the Corporation is less than the Corporation's net premium outlay, the Employee shall have no obligation to repay such deficit amount to the Corporation.


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C.   If any Policies issued hereunder are cancelled for any
reason during the Employee's lifetime after the expiration of five (5) years from the date hereof, the Insurer will pay the Corporation the entire cash surrender value within thirty (30) days. Only that portion of the cash surrender value of any such Policies which equals the Corporation's net premium outlay with respect to such Policies shall be retained by the Corporation. Any cash surrender value in excess of the Corporation's net premium outlay shall be paid to the Employee by the Corporation as agent for the Insurer. If the cash surrender value paid to the Corporation is less than the Corporation's net premium outlay, the Employee shall have no obligation to repay such deficit amount to the Corporation.


ARTICLE VI.

Additional Policy Benefits

Upon mutual consent, the Corporation and the Employee may agree upon additional policy benefits and agree as to the manner in which the premiums for such benefits shall be paid.


ARTICLE VII.

Maryland Law to Govern

This Agreement shall be subject to and shall be construed under the laws of the State of Maryland without giving effect to principles of conflict of laws.


ARTICLE VIII.

Employee Agrees Not To Take Certain Action

The Employee shall take no action with respect to the Policies which would in any way compromise or jeopardize the Corporation's rights described in the Agreement, including, without limitation, the Corporation's right to be repaid the Policies' premium amounts paid by the Corporation toward premiums on the Policies.

ARTICLE IX.

Death Claims

When the Employee dies, death benefits will be paid as outlined in Article II hereof.



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ARTICLE X.

Termination of Agreement

This Agreement shall terminate on written notice given by either party to the other.


ARTICLE XI.

Disposition of Policy on Termination of Agreement

If this Agreement is terminated, the Corporation shall notify the Insurer and such notification shall serve as a cancellation of the Policies described in Article V, unless prior to such notification the Employee repays to the Corporation the amount of its net premium outlay, in which case the Corporation agrees to cooperate with the Employee to cause the Employee to become the sole owner of the Policies and to have the Corporation withdraw from any aspect of the Policies. If any such Policies are encumbered by policy loans when the net premium outlay is being repaid, the Corporation shall either remove the encumbrance or reduce the amount to be paid by the Employee to the Corporation by the amount of the indebtedness, which indebtedness shall be assumed and become the obligation of the Employee.


ARTICLE XII.

Terms of Policy to Control

The Insurer shall be fully discharged from any and all liability under the terms of any Policies issued by it hereunder, upon payment or other performance of its obligations in accordance with the terms of such Policies.


ARTICLE XIII.

Miscellaneous

A. This Agreement shall not be modified or amended except by a writing signed by the Corporation and the Employee. This
Agreement shall be binding upon the heirs, administrators or executors and the successors and assigns of each party to this Agreement.

B. The parties shall execute and deliver any additional documents which are required to give full force and effect to the transactions contemplated hereunder.


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IN WITNESS WHEREOF the parties hereto have executed this
Agreement as of the date first above written.


                              By:
                                   Employee

                              Alex.  Brown & Sons Incorporated
                              By: